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                                                                     EXHIBIT 6.6


                               LICENSE AGREEMENT


        This Agreement is made this _____ day of _____________, 1997 between AMERICAN INDEPENDENT NETWORK, INC. ("AMERICAN INDEPENDENT"), a Delaware Corporation, and __________________________, ("LICENSEE"). LICENSEE owns and operates a television station or cable operation (hereinafter referred to as "Station") pursuant to valid authority issued by the Federal Communications Commission. Said Station is identified as _______________ and operates in the City of _______________________, _____________________, with a viewing area of ________________________, ______________________ and surrounding areas.

        AMERICAN INDEPENDENT and LICENSEE, in consideration of the mutual covenants and stipulations herein, agree as follows:

        1. LICENSEE shall be given a limited license to receive at its option via satellite transmission, exhibit, and rebroadcast video programming as is more fully set out in attached Schedule A which is incorporated herein and made a part of this Agreement. This license is limited to the Station and viewing area set out above. AMERICAN INDEPENDENT NETWORK expressly reserves and retains all other rights.

        2. LICENSEE shall be permitted to rebroadcast any portion of programming received from AMERICAN INDEPENDENT up to a maximum of two time(s) within 24 hours of receiving the satellite transmission. No further rebroadcasts will be permitted without the express written permission of AMERICAN INDEPENDENT. The programming must be rebroadcast in its entirety by the LICENSEE at least one time between the hours of 7:00 a.m. and 1:00 a.m.

        3. LICENSEE shall be permitted to insert local commercials or other announcements into the programming according to the following terms:

                A. LICENSEE shall be allowed two minutes at or around the eleven thirty second mark of each hour and two minutes at or around the forty-one minute ten second mark of each hour for news, public service announcements or other programming treating the problem, interest and needs of its service area, or commercial announcements. In the event LICENSEE desires not to use any portion of its retained time, AMERICAN INDEPENDENT will supply programming for these times.

                B. LICENSEE will also be allowed two ten (10) second station breaks; one at the top of the hour and one at the half hour.

        4. LICENSEE will not preempt, cover or in any way disrupt national advertisements contained in the satellite transmission from AMERICAN INDEPENDENT, except for the times allowed in Number 3A above. If any program or portion of a program is broadcast by LICENSEE, all national advertisements contained in the program must be broadcast in their entirety.

        5. LICENSEE agrees to furnish AMERICAN INDEPENDENT weekly affidavits of its broadcast logs showing the number of hours per day that AMERICAN INDEPENDENT's programming was broadcast on LICENSEE's Station and/or Cable System. These affidavits must be received by AMERICAN INDEPENDENT within one week of the Monday preceding the initial week's broadcast. LICENSEE understands failure to return affidavits could result in cancellation of this agreement.


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        6.  LICENSEE agrees to obtain and maintain such licenses, permits and authorizations as may be required to operate the station by the Federal Communications Commission and to comply with all laws and regulations imposed by federal, state, or local authorities relating to the operation of the Station. LICENSEE agrees that if it is a low-power television station as defined by the FCC, AMERICAN INDEPENDENT shall have the right to cancel this Agreement by giving LICENSEE thirty (30) days notice should AMERICAN INDEPENDENT enter into a License Agreement with a full-power television station, as defined by the FCC, in LICENSEE'S viewing area. LICENSEE shall also have the right to cancel this Agreement by giving AMERICAN INDEPENDENT thirty
(30) days notice should they decide to affiliate with another network.

        7. All notices given or required to be given shall be in writing and sent by registered or certified mail, postage prepaid to the parties at their respective addresses given herein or at such other address as may be subsequently be given in writing by any party.

        8. AMERICAN INDEPENDENT shall not incur any liability hereunder, because of the failure to properly transmit any programming due to actions or rules by the FCC, or any other governmental authority, act of God, labor disputes, failures of facilities, or other causes beyond the control of AMERICAN INDEPENDENT. In the event of the existence of the aforesaid events or conditions, the terms of this agreement shall be extended and the dates of payments postponed for an equivalent period of time in each case.

        9. AMERICAN INDEPENDENT warrants and represents that the performing rights in the music, if any, in said programming is either (a) controlled by BMI, ASCAP, SESAC; or (b) in the public domain; or (c) controlled by AMERICAN INDEPENDENT to the extent required for the purpose of this license.

        10. LICENSEE represents that it has obtained the necessary licenses for the performance of music in all of its programming within category (a) above.

        11. LICENSEE shall not assign or transfer its rights and obligations under this Agreement without the prior written consent of AMERICAN INDEPENDENT. In the event that AMERICAN INDEPENDENT refuses to give consent, AMERICAN INDEPENDENT shall not be obliged to give a reason for such refusal.

        12. This Agreement shall be binding upon the parties hereto, their heirs, legatees, representatives, successors and assigns.

        13. Nothing contained in this Agreement shall be deemed to create, and the parties do not intend to create, any relationship of partners or joint ventures as between LICENSEE and AMERICAN INDEPENDENT, and neither party is authorized to or shall act toward third parties, or the public, in a manner which would indicate any such relationship with the other. Neither AMERICAN INDEPENDENT nor LICENSEE shall be or hold itself out as the agent of the other party under the Agreement.

        14. AMERICAN INDEPENDENT represents and warrants to LICENSEE that: (i) it is a corporation duly organized and validly existing under the laws of the State of Delaware; (ii) it has the power and authority to enter into this Agreement and to perform all of its obligations hereunder; (iii) the person executing this Agreement on behalf of AMERICAN INDEPENDENT has express authority to do so and in so doing binds AMERICAN INDEPENDENT hereto.



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        15.  LICENSEE represents and warrants to AMERICAN INDEPENDENT that (i)
it is a corporation; (ii) it has the power and authority to enter into this Agreement and to perform all of its obligations hereunder; and (iii) the person executing this Agreement on behalf of LICENSEE has express authority to do so and in so doing binds LICENSEE hereto.

        16. LICENSEE agrees that final payment of eight-hundred dollars ($800.00) is due upon the execution of this agreement. Payment shall be received within five (5) working days of the date of this agreement or the IRD is to be returned in the condition it was received.

        17. This Agreement contains the entire understanding and Agreement of the parties and may not be changed except by written agreement.

        18. This Agreement shall be governed by the laws of the state of Texas and any action at law, suit in equity or judicial proceeding relating to this Agreement shall be instituted in the Courts of the County of Tarrant, State of Texas.

        19. The initial limited license granted herein shall commence on the _______ day of __________, 1997, and will expire on the _____ day of _________,
1998, but shall be renewed automatically on a year to year basis unless AMERICAN INDEPENDENT or LICENSEE gives notice of intent to cancel at least 30 days prior to the end of any license year.

        IN WITNESS WHEREOF, the parties have executed this Agreement as the date first written above.

AMERICAN INDEPENDENT NETWORK, INC.           ----------------------------------
                                             (LICENSEE)


By: _______________________________          By: ______________________________
   Don Shelton                                   ______________________________
   CEO                                           ______________________________

   6125 Airport Freeway, Suite 200               ______________________________
   Haltom City, TX 76117                         ______________________________


   Phone:  (817) 222-1234                    Phone: ___________________________
   Fax: (817) 222-9809                       Fax:   ___________________________

                                             DMA: _____________________________
                                             Households: ______________________
                                             Call Letters: ____________________




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